Exhibit 10.1

SEVENTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) entered into as of this 23rd day of July, 2018 is by and among MANITEX INTERNATIONAL, INC., a Michigan corporation (“Manitex International”), MANITEX, INC., a Texas corporation (“Manitex”), MANITEX SABRE, INC., a Michigan corporation (“Sabre”), BADGER EQUIPMENT COMPANY, a Minnesota corporation (“Badger”), CRANE AND MACHINERY, INC., an Illinois corporation (“Crane and Machinery”), CRANE AND MACHINERY LEASING, INC., an Illinois corporation (“Crane and Machinery Leasing”), and MANITEX, LLC, a Delaware limited liability company (“Manitex LLC”; together with Manitex International, Manitex, Sabre, Badger, Crane and Machinery, and Crane and Machinery Leasing, collectively, the “Borrowers”), CIBC BANK, USA, formerly known as The PrivateBank and Trust Company (in its individual capacity, “CIBC Bank”), as administrative agent and sole lead arranger (in such capacity, “Administrative Agent”), and the lenders party thereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, Administrative Agent, Lenders, and Borrowers are party to that certain Loan and Security Agreement dated as of July 20, 2016, as amended by that certain First Amendment to Loan and Security Agreement dated as of August 4, 2016, that certain Consent and Second Amendment to Loan and Security Agreement dated as of September 30, 2016, that certain Third Amendment to Loan and Security Agreement dated as of November 8, 2016, that certain Fourth Amendment to Loan and Security Agreement dated as of February 10, 2017, that certain Fifth Amendment to Loan and Security Agreement dated as of April 26, 2017 and that certain Sixth Amendment to Loan and Security Agreement dated as of March 9, 2018 (as amended hereby and as the same may be from time to time further amended, supplemented or otherwise modified, the “Agreement”); and

WHEREAS, Administrative Agent, Lenders and Borrowers desire to enter into this Amendment to, among other items, (i) consent to the sale of certain equity interests in Manitex International, certain proceeds of which will be transferred to PM Group, structured as an additional equity investment in, or intercompany loan to, PM Group by Manitex International or one or more of its Subsidiaries, (ii) modify certain financial covenants, (iii) modify the definition of EBITDA, (iv) extend the Maturity Date as provided for herein and (v) otherwise amend the Agreement in accordance with the terms herein.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

Section 1    Incorporation of the Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Section 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

Section 2    Waivers Confirming Consents. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, and the covenants set forth in Section 5 hereof:

(a)    Administrative Agent (i) acknowledges that it previously consented to the purchase by Tadano, Ltd. of 2,918,542 shares of common stock of Manitex International for a purchase price of $32,700,000 and (ii) hereby consents to an additional Investment of up to $10,000,000 by Manitex International or one or more of its Subsidiaries into PM Group S.p.A., a company organized under the laws of Italy, which Investment may be structured as an intercompany loan or any investment of equity. For the avoidance of doubt and to confirm the prior consent, the Lenders hereby waive any Default or Event of Default that may have occurred, if any, under Section 13.4 or (ii) Section 13.6, respectively, with respect to the foregoing (together, the “Waivers”); provided that to the extent that any portion of the foregoing Investment is structured as an intercompany loan, Borrowers shall deliver the original note evidencing such intercompany loan to the Administrative Agent as security for all Obligations.

(b)    The foregoing Waivers are expressly limited to the transactions described above in this Section 2 and shall not be deemed or otherwise construed to constitute a waiver of any other Default or Event of Default, whether or not similar to the transactions described above in this Section 2. Administrative Agent and the Lenders have granted the Waivers set forth in this Section 2 in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such Waivers shall not constitute a course of dealing or impair Administrative Agent’s or any Lender’s right to withhold any similar waiver or otherwise declare any other Default or Event of Default in the future.

Section 3    Amendment of the Agreement.

(a)    The definition of the terms “EBITDA”, “Maturity Date” and “Senior Leverage Ratio” appearing in Section 1.1 of the Agreement are hereby amended and restated to read as follows:

EBITDA shall mean, without duplication, with respect to any period, Borrowers’ (i) net income after Taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus (ii) Interest Expense (whether paid or accrued), plus (iii) income tax expense (whether paid or accrued), plus (iv) depreciation, plus (v) amortization (including amortization of goodwill, debt issuance costs and amortization and any non-cash impairment of intangibles) for such period, plus (vi) upon approval by Administrative Agent, any fees, expenses or other costs incurred in connection with the sale of any Subsidiary, plus (vii) any other non-cash charges or gains which have been subtracted in calculating net income after Taxes for such period (including stock-based compensation), plus (viii) management fees received in cash not to exceed $500,000 per Fiscal Year, plus (ix) non-cash stock and other non-cash expenses approved by the Administrative Agent, plus (x) one-time extraordinary expenses in an amount not to exceed $675,000 incurred during the calendar quarter ended December 31, 2017, plus (xii) one-time cash expenses approved in writing by the Administrative Agent in its sole discretion.

Maturity Date shall mean the earlier to occur of (i) the date that is thirty (30) days prior to the maturity of any Subordinated Debt and (ii) July 20, 2021.

Senior Leverage Ratio shall mean, as of any date of determination, the ratio of (i) the outstanding principal amount of the Obligations represented by this Agreement to (ii) EBITDA.

(b)    The definition of the term “Third PM Group Investment” is hereby added to Section 1.1 of the Agreement to read in its entirety as follows:

Third PM Group Investment shall mean (i) that certain additional Investment by Manitex International in PM Group, utilizing proceeds from the purchase by Tadano Ltd. of equity of Manitex International in an amount not to exceed $10,000,000 and (ii) certain additional Investments in PM Group made after July 23, 2018; provided that no Default or Event of Default exists, Borrowers have at least $15,000,000 of Excess Availability and Borrowers have less than $10,000,000 in outstanding Revolving Loans, in each case, immediately before and immediately after giving effect to such Investment (it being understood and agreed that such limitations shall only apply at the time of and immediately after such Investment and shall not be applicable at any time thereafter). Further, any such Investment structured as a loan to the PM Group shall be evidenced by an intercompany note which shall be delivered to the Administrative Agent as security for the Obligations.

(c)    Section 9.3 of the Loan Agreement is hereby amended and restated to read as follows:

9.3 Financial Statements. Borrowers shall deliver to Administrative Agent the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit C hereto: (i) no later than thirty (30) days after each month which is not a calendar quarter end (except for the month of January) and forty-five (45) days after the month of January and each quarter ending calendar month, copies of internally prepared financial statements, including, without limitation, (A) balance sheets and statements of income of Borrowers, on a consolidating basis, (B) statements of equity on a consolidated basis certified by the Chief Financial Officer of each Borrower and (C) a calculation of EBITDA and total Capital Expenditures for such month; (ii) no later than forty-five (45) days after each calendar quarter, a calculation of all financial covenants contained in this Agreement which are then in effect; and (iii) no later than one hundred twenty (120) days after the end of each of Borrowers’ Fiscal Years, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrowers and reasonably satisfactory to Administrative Agent, which financial statements shall be accompanied by copies of any management letters sent to a Borrower by such accountants.

(d)    Section 13.6(l) of the Agreement is hereby amended and restated to read as follows:

(l)    The Initial PM Group Loan, the Additional PM Group Investment and the Third PM Group Investment, together with other Investments made by Borrowers in any Foreign Subsidiary; provided that with respect to Investments in Foreign Subsidiaries other than PM Group, (i) no Default or Event of Default shall exist before and after giving effect to such Investment; (ii) the amount of such Investment shall not exceed $1,000,000 in the aggregate; (iii) no more than one (1) Investment may be made in each calendar quarter; and (iv) each such Investment shall be returned to the applicable Borrower within sixty (60) days of the date each such Investment is made;

(e)    Section 13.6 of the Agreement is hereby amended by deleting the period at the end of such Section, replacing it with “; and” and adding a new subsection (p) to read as follows:

(p)    additional investments made to purchase some or all of the existing Indebtedness of PM Group; provided that no Default or Event of Default exists, Borrowers have at least $15,000,000 of Excess Availability and Borrowers have less than $10,000,000 in outstanding Revolving Loans, in each case, immediately before and immediately after giving effect to such investment.

(f)    Section 14.1 of the Agreement is hereby amended and restated to read as follows:

14.1    Fixed Charge Coverage. If, as of the end of any applicable Computation Period set forth below, Borrowers have (x) less than $15,000,000 of Excess Availability and (y) more than $5,000,000 in outstanding Revolving Loans, then Borrowers shall not permit the ratio of (i) EBITDA minus (ii) all unfinanced Capital Expenditures of Borrowers during the applicable period to (iii) Fixed Charges to be less than the ratio for such period set forth below:

Period	Ratio
Twelve (12) month period ended March 31, 2018 and each Computation Period ended thereafter	1.15:1.0

Section 4    Delivery of Documents. The following documents and other items shall be delivered concurrently with this Amendment:

(i)    this Amendment;

(ii)    such other documents and certificates as Administrative Agent shall reasonably request; and

(iii)    payment of an amendment fee of $25,000, which amount shall be fully earned, payable and non-refundable as of the date hereof.

Section 5    Representations, Covenants and Warranties; No Default. Borrowers hereby represent and warrant to Administrative Agent as of the date hereof as follows:

(a)    The execution and delivery of this Amendment and the performance by Borrowers of their obligations hereunder are within Borrowers’ powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the organizational documents of Borrowers;

(b)    The Agreement (as amended by this Amendment) and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Administrative Agent against Borrowers, and Borrowers expressly reaffirm and confirm each of their obligations under the Agreement (as amended by this Amendment) and each of the other Loan Documents. Borrowers further expressly acknowledge and agree that Administrative Agent has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral except as otherwise set forth in the Agreement. Borrowers agree that they shall not dispute the validity or enforceability of the Agreement (as it was stated before and after this Amendment) or any of the other Loan Documents or any of its respective obligations thereunder, or the validity, priority, enforceability or extent of Administrative Agent’s security interest in or lien against any item of Collateral, in any judicial, administrative or other proceeding;

(c)    No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other Person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Amendment;

(d)    The execution, delivery and performance of this Amendment by Borrowers does not and will not violate any law, governmental regulation, judgment, order or decree applicable to Borrowers and does not and will not violate the provisions of, or constitute a default or any event of default under, or result in the creation of any security interest or lien upon any property of Borrowers pursuant to, any indenture, mortgage, instrument, contract, agreement or other undertaking to which any Borrower is a party or is subject or by which any Borrower or any of its real or personal property may be bound; and

(e)    The representations, covenants and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by Borrowers, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement.

Section 6    Fees and Expenses. The Borrowers agree to pay on demand all costs and expenses of or incurred by Administrative Agent, including, but not limited to, legal fees and expenses, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment.

Section 7    Effectuation. The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

Section 8    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic signature to this Amendment shall be deemed an original signature hereunder.

[SIGNATURE PAGES FOLLOW]

Signature Page to Seventh Amendment to Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Seventh Amendment to Loan and Security Agreement as of the date first above written.

BORROWERS:

MANITEX INTERNATIONAL, INC., a Michigan corporation

MANITEX, INC., a Texas corporation

MANITEX SABRE, INC., a Michigan corporation

BADGER EQUIPMENT COMPANY, a Minnesota corporation

CRANE AND MACHINERY, INC., an Illinois corporation

CRANE AND MACHINERY LEASING, INC., an Illinois corporation

MANITEX, LLC, a Delaware limited liability company

	By:	/s/ David J. Langevin
Name: David J. Langevin
Title: Chairman & CEO

Signature Page to Seventh Amendment to Loan and Security Agreement

ADMINISTRATIVE AGENT AND LENDER:	CIBC BANK, USA, as Administrative Agent and a Lender

	By:	/s/ Todd Bernier
Todd Bernier, Managing Director